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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___)*

                           Mobility Electronics, Inc.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)

                                    60741U101
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                                 (CUSIP Number)

                                February 3, 2004
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:                                            [ ]  Rule 13d-1(b)
                                                              [X]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                              Jacob D. Smith, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5000

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                                  SCHEDULE 13G


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CUSIP No. 60741U101                                                  Page 2 of 6
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      --------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       The Pinnacle Fund, L.P., a Texas limited partnership 75-2512784
      --------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                         (b) [ ]
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      3       SEC USE ONLY

      --------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Texas
      --------------------------------------------------------------------------
                                      5      SOLE VOTING POWER
           NUMBER OF
             SHARES                                   1,551,351
          BENEFICIALLY                ------------------------------------------
            OWNED BY                  6      SHARED VOTING POWER
              EACH
           REPORTING                                  0
             PERSON                   ------------------------------------------
              WITH                    7      SOLE DISPOSITIVE POWER

                                                      1,551,351
                                      ------------------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                                      0
      --------------------------------------------------------------------------
               9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                              REPORTING PERSON

                                          1,551,351
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               10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                              EXCLUDES CERTAIN SHARES   [ ]


      --------------------------------------------------------------------------
               11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                          5.6%
      --------------------------------------------------------------------------
               12             TYPE OF REPORTING PERSON

                                          PN
      --------------------------------------------------------------------------

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CUSIP No. 60741U101                                                  Page 3 of 6
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Item 1(a)         Name of Issuer:

                  Mobility Electronics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  17800 North Perimeter Drive, Suite 200
                  Scottsdale, Arizona 85255

Item 2(a)         Name of Person Filing:

                  The Pinnacle Fund, L.P.

Item 2(b)         Address of Principal Business Office:

                  4965 Preston Park Blvd.
                  Suite 240
                  Plano, Texas  75093

Item 2(c)         Citizenship:

                  Texas

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.01 per share

Item 2(e)         CUSIP No:

                  60741U101


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CUSIP No. 60741U101                                                  Page 4 of 6
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Item 3         Status of Person Filing:

               (a) [ ] Broker or dealer registered under section 15 of the
                       Act (15 U.S.C. 78o);
               (b) [ ] Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c);
               (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
               (d) [ ] Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8);
               (e) [ ] An investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E);
               (f) [ ] An employee benefit plan or endowment fund in
                       accordance with Section 240.13d-1(b)(1)(ii)(F);
               (g) [ ] A parent holding company or control person in
                       accordance with Section 240.13d-1(b)(1)(ii)(G);
               (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
               (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
               (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4         Ownership:

               (a) This statement is filed on behalf of The Pinnacle Fund, L.P. As of February 3, 2004, The Pinnacle Fund, L.P. was the beneficial owner of 1,551,351 shares of common stock of Mobility Electronics, Inc.

               (b)    Percent of Class:  5.6%.

               (c)    Number of shares as to which each person has:

                      (i)   sole power to vote or to direct the vote:  1,551,351

                      (ii)  shared power to vote or to direct the vote:  0

                      (iii) sole power to dispose or to direct the disposition
                            of:                                        1,551,351

                      (iv)  shared power to dispose or to direct the disposition
                            of:                                                0


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CUSIP No. 60741U101                                                  Page 5 of 6
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Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 60741U101                                                  Page 6 of 6
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2004


                                          THE PINNACLE FUND, L.P.


                                          By: Pinnacle Advisers, L.P., its
                                              general partner


                                          By: /s/ Barry M. Kitt
                                              ----------------------------------
                                              Barry M. Kitt, its general partner